Exhibit 99.1

NAUTILUS, INC. REPORTS PRELIMINARY UNAUDITED RESULTS FOR

THE FOURTH QUARTER AND FULL YEAR 2014

Revenue Increased 23% Over Prior Year and Operating Income from Continuing Operations

Increased Approximately 40%

Pretax EPS from Continuing Operations Expected to be in Range of $0.43 to $0.46 versus $0.32 in Prior Year

VANCOUVER, WASHINGTON, January 12, 2015 - Nautilus, Inc. (NYSE: NLS) today announced its preliminary, unaudited results for the fourth quarter and year ended December 31, 2014.

Nautilus expects to report net sales of approximately $95 million for the fourth quarter of 2014, an increase of 23% compared to the fourth quarter of 2013. For the full year 2014, net sales are expected to approximate $274 million, an increase of 25% compared to the full year 2013.

Pretax earnings per diluted share from continuing operations are estimated to be in the range of $0.43 - $0.46 per share for the fourth quarter of 2014, compared to $0.32 per share for the fourth quarter of 2013. On a full year basis for 2014, pretax earnings per share from continuing operations are expected to be in the range of $0.92 - $0.95 per share versus $0.51 per share for the full year 2013.

Fully diluted earnings per share from continuing operations for the fourth quarter of 2014 are expected to be in the range of $0.30 - $0.33 per share compared to $0.27 per share for the fourth quarter of 2013. On a full year basis for 2014, fully diluted earnings per share from continuing operations are expected to be in the range of $0.61 - $0.64 per share, versus $1.53 per share in 2013. Full year 2013 earnings per share include an income tax benefit of $1.05 per share as a result of the partial reversal of the valuation allowance recorded against the Company’s deferred tax assets.

The Company had cash, cash equivalents, and marketable securities of $72 million and no debt at December 31, 2014 compared to $41 million and no debt at December 31, 2013.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are pleased to report another quarter of strong revenue and profit growth. These results are further affirmation that the new product roadmap and operational initiatives we embarked on a few years ago are effective. I am extremely proud of our dedicated employees for their outstanding efforts in delivering these results and for their hard work in continuing to build strong growth platforms for the future. We look forward to sharing further details in our upcoming earnings release and quarterly conference call.”

Nautilus plans to release its full operating results for the fourth quarter and full year 2014 in late February 2015.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus discloses certain non-GAAP operating results that exclude certain charges. In this news release, the Company has presented pretax income per diluted share from continuing operations which is a non-GAAP financial measure.

When presenting non-GAAP information, the Company includes a reconciliation of the non-GAAP results to the most directly comparable financial measure calculated and presented in accordance with GAAP. The Company presents pretax income per diluted share from continuing operations because management believes that the partial reversal of valuation allowances in fiscal year 2013, resulting in significant changes to the effective tax rate, makes meaningful comparisons between periods difficult. Including the non-GAAP results assists investors in assessing the Company’s operational performance relative to its competitors and its historical financial performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Financial Measures; Pretax Income per Diluted Share from Continuing Operations” in the financial tables included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber®, Schwinn®, Schwinn Fitness™ and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com and www.bowflex.com

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: expected results of operations for the quarter and year ended December 31, 2014; the anticipated release of the Company’s final operating results for such periods; the Company’s prospects, resources or capabilities; current or future financial and economic trends; and the results of operational and product initiatives. Factors that could cause Nautilus, Inc.‘s actual results to differ materially from these forward-looking statements include: our ability to timely acquire inventory from sole source foreign manufacturers at acceptable costs; the effectiveness, availability and price of media time; a decline in consumer spending; our ability to effectively develop, market and sell future products; our ability to protect our intellectual property; and the introduction of competing products. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.

Investor Relations Contact:

John Mills, ICR, LLC

Telephone: (310) 954-1105

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Pretax Income per Diluted Share from Continuing Operations (unaudited):

	Three Months Ended December 31,
	2014 (Range)	2013
Pretax income per diluted share from continuing operations	$0.43 - 0.46	$0.32
Diluted loss per share from income taxes	(0.13)	(0.05)

Diluted income per share from continuing operations	$0.30-0.33	$0.27

	Twelve Months Ended December 31,
	2014 (Range)	2013
Pretax income per diluted share from continuing operations	$0.92 - 0.95	$0.51
Diluted income (loss) per share from income taxes	(0.31)	1.02

Diluted income per share from continuing operations	$0.61-0.64	$1.53

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